Exhibit 10.1

                       PROTOCALL TECHNOLOGIES INCORPORATED
               SENIOR LEVEL EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

This Senior Level Executive Officer Employment Agreement (the "Agreement") is made and entered into as of June 8, 2005, by and between Protocall Technologies Incorporated, a Nevada corporation, including its subsidiaries, affiliates and successors (the "Company"), and Mark Benedikt ("Executive").

                                    RECITALS

A. The Company and Executive entered into this Agreement as of June 8, 2005 and the parties acknowledge that the provisions hereof are binding as of such date.

B. The option grants contemplated pursuant to Section 4.3 of this Agreement were granted effective as of June 8, 2005 and the board of directors of the Company approves, ratifies, confirms and approves the option grants as of such date.

                                    AGREEMENT

The parties agree as follows:

1. EMPLOYMENT The Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. DUTIES

     2.1 SENIOR LEVEL EXECUTIVE POSITION Executive will be employed as the Chief Executive Officer of the Company, or in such other senior level executive position as directed by the Company's Board of Directors (the "Board of Directors"), and shall have the duties and responsibilities as assigned by the Board of Directors, both upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive by the Board of Directors. The Company reserves the right to modify Executive's position and duties at any time in its sole and absolute discretion, provided that the duties assigned are consistent with the position of a senior executive and that Executive continues to report to the Board of Directors.

     2.2 CORPORATE DIRECTOR Executive shall serve as a member of the Company's Board of Directors. While serving in this capacity, Executive shall be the Chair of the Technology Committee responsible for reviewing and advising the Company on technology matters related to product strategy, conceptualization, architecture, design, research and development, project build-out and roll-out planning along with the necessary financial structures (budgeting and investing plans) required to achieve such goals.

     2.3 BEST EFFORTS/FULL-TIME Executive will expend his best efforts on behalf of the Company, and will abide by all policies of the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of the Company at all times. Executive shall devote Executive's full business time and efforts to the performance of Executive's assigned duties for the Company, unless Executive notifies the Board of Directors in advance of Executive's intent to engage in other paid work and receives the Board of Directors' express written consent to do so. Executive shall have the ability to operate in an external consultancy role to Microsoft Corporation for a period of up to one-hundred and twenty (120) days after he commences employment with the Company to assist with a transition from his former senior management position as necessary. Executive shall give the Board of Directors an opportunity to review and approve any such consulting agreement(s) in advance of agreement and sign-off between Executive and Microsoft for services to be performed.

     2.4 WORK LOCATION Executive's principal place of work shall be located in Commack, New York for the first three months of this Agreement, then Kirkland, Washington, thereafter, or such other location as the parties may agree upon from time to time.


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3. Term

     3.1 SENIOR LEVEL EXECUTIVE POSITION INITIAL TERM The employment relationship pursuant to this Agreement shall be for an initial term commencing on July 1, 2005 and continuing for a period of two years following such date (the "Initial Term"), unless sooner terminated in accordance with Section 7 below.

     3.2 SENIOR LEVEL EXECUTIVE POSITION RENEWAL TERMS On completion of the Initial Term specified in Section 3.1 above, this Agreement will automatically renew for subsequent two year terms unless either party provides sixty (60) days' advance written notice to the other that Company/Executive does not wish to renew the Agreement for a subsequent two year renewal term. In the event either party gives notice of non-renewal pursuant to this Section 0, this Agreement will expire at the end of the current term. Any termination pursuant to this Section 3.2 will be subject to the provisions of Section 7.

4.  Compensation

     4.1 BASE SALARY As compensation for Executive's execution of Executive's duties hereunder, the Company shall pay to Executive an initial Base Salary of $240,000.00 per year, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive's employment under this Agreement is terminated by either party, for any reason, Executive will, subject to Section 7, earn the Base Salary prorated to the date of termination.

     4.2 INCENTIVE COMPENSATION Executive will be eligible to receive incentive compensation, the terms, amount and payment of which shall be determined by the Board of Directors. Not later than October 3, 2005, Executive and the Board of Directors will formulate and agree upon an incentive-based bonus plan for the twelve-month period ending July 1, 2006. Thereafter, Executive and the Board of Directors will formulate and agree upon the incentive-based bonus plan for subsequent twelve-month periods ending on July 1 of each year, not later than thirty (30) days prior to the expiration of the then-current twelve-month period. The review and analysis period concerning Executive's bonus shall commence within thirty (30) days of the close of the designated twelve-month period. The Board of Directors shall then determine the percentage, if any, of the performance goals that have been achieved for the designated period and will pay Executive any bonus within sixty (60) days of the end of the designated twelve-month period.

     4.3 Stock Options

         (a) The Company hereby grants to Executive pursuant to the Company's Stock Option Plan (the "Plan") a nonqualified stock option (the "Option") to purchase 1,600,000 shares of common stock of the Company (the "Common Stock") at an exercise price equal to the fair market value of the Common Stock on the date of grant of June 8, 2005. The terms and conditions of exercise for the Option will be the same as provided to the Company's other senior executive officers. The Option will vest and become exercisable ratably on a quarterly basis over twenty-four (24) months commencing on July 1, 2005, subject to Executive continuous service as described in this Agreement. The Option will have a ten year life. Further, the Option will vest completely upon either a change of control, sale or merger of the Company, or upon Executive's discharge by the Company for any reason except for Cause or voluntary resignation unrelated to any conflict of interest that may arise between the Company and Microsoft. Except as provided in this Section 4.3(a), the Option shall in all respects be subject to the terms and conditions of the Plan.

         (b) The Company will grant to Executive pursuant to the Plan a nonqualified stock option (the "Fully-Vested Option") to purchase 200,000 shares of Common Stock at an exercise price equal to $1.00 per share (which the parties acknowledge is greater than the fair market value of the Common Stock as of the date of grant). The terms and conditions of exercise for the Fully-Vested Option will be the same as provided to the Company's other senior executive officers. The Fully-Vested Option will vest fully and immediately upon grant. The Fully-Vested Option will have a ten year life.


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         (c) The Company will grant to Executive pursuant to the Plan a nonqualified stock option ("Premium Option") to purchase 41,667 shares of Common Stock at an exercise price equal to $1.35 per share (which the parties acknowledge is greater than the fair market value of the Common Stock as of the date of grant). The terms and conditions of exercise for the Premium Option will be the same as provided to the Company's other senior executive officers. The Premium Option will vest fully and immediately. The Premium Option will have a five year life.

     4.4 PERFORMANCE AND SALARY REVIEW The Board of Directors will periodically (but no less frequently than annually) review Executive's performance. Adjustments to salary or other compensation, if any, will be made by the Board of Directors in its sole and absolute discretion.

5. BENEFITS Executive will be eligible for all customary and usual fringe benefits generally available to executives of the Company subject to the terms and conditions of the Company's benefit plan documents. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive. The exceptions are noted as follows:

     5.1 PERSONAL TIME/SICK LEAVE Executive shall be entitled to up to fourteen working days per year.

     5.2 VACATION Three weeks vacation per year ramping to four after one years of service. Executive may elect to roll-over, at his discretion, up to two weeks of vacation time on an annual basis.

     5.3 LIFE INSURANCE The Company will provide a $1,000,000.00 Accidental Life Insurance Policy for Executive's family.

     5.4 HEALTH INSURANCE Executive may choose to select either the Company's medical plan offering or the Microsoft Corporation COBRA insurance (for up to the maximum allowable length permissible) as the medical plan provided as part of the standard benefits package.

     5.5 CAREER DEVELOPMENT Executive shall be reimbursed for all reasonable advanced seminars, conferences and academic forums with the explicit intent of advancing Company interests.

     5.6 TEMPORARY RELOCATION While Executive works at the Company's Commack facilities, there will be reimbursement for temporary housing at up to $2500.00 per month. In addition, there will be reimbursement for a rental car.

6. Business Expenses Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive's duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company's policies. The Company agrees that Executive shall be reimbursed for business class travel for all flights in excess of 1,000 miles. Executive shall be reimbursed for pre-approved purchases of all necessary computing and telecommunications equipment that is deemed to be essential in order to conduct his duties as called upon by the Board of Directors.

7. Termination of Executive's Employment

     7.1 TERMINATION FOR CAUSE BY THE COMPANY Although the Company anticipates a mutually rewarding employment relationship with Executive, the Company may terminate Executive's employment immediately at any time for Cause. For purposes of this Agreement, "Cause" is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive's obligations or otherwise relating to the business of the Company; (b) Executive's material breach of this Agreement or the Company's form of employee innovations and proprietary rights agreement signed by Executive; (c) Executive's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Executive's willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors; (e) Executive's failure to perform the essential functions of Executive's position, with or without reasonable accommodation, due to a mental or physical disability; or (f)


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Executive's death. In the event Executive's employment is terminated in accordance with this Section 7.1, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Payment described in Section 7.2 below.

     7.2 TERMINATION WITHOUT CAUSE BY THE COMPANY/SEVERANCE The Company may terminate Executive's employment under this Agreement without Cause at any time on sixty (60) days' advance written notice to Executive. In the event of such termination, Executive will be entitled to receive the Base Salary then in effect, prorated to the date of termination, and a "Severance Payment" equal to one hundred seventeen (117%) of Base Salary (equal to an additional fourteen
(14) months of service) then in effect plus any incentive compensation Executive is then entitled pursuant to Section 4.2 (prorated to the date of termination), payable in accordance with the Company's regular payroll cycle or lump sum as determined by the Board of Directors, provided that Executive: (a) complies with all surviving provisions of this Agreement as specified in Section 0 below; (b) executes a full general release, releasing all claims, known or unknown, that Executive may have against the Company arising out of or any way related to Executive's employment or termination of employment with the Company; and (c) agrees to act as a consultant for the Company, with further specified compensation, for up to ninety (90) days following the termination of the employment relationship, if requested to do so by the Company. All other Company obligations to Executive will be automatically terminated and completely extinguished.

     7.3 VOLUNTARY RESIGNATION BY EXECUTIVE FOR GOOD REASON/SEVERANCE Executive may voluntarily resign Executive's position with the Company for Good Reason, at any time on sixty (60) days' advance written notice. In the event of Executive's resignation for Good Reason, Executive will be entitled to receive the Base Salary then in effect, prorated to the as agreed-upon date of termination, and the Severance Payment described in Section 7.2 above, provided Executive complies with all of the conditions in Section 7.2 above. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. For purposes of this Agreement, "Good Reason" means: (a) the Company's material breach of this Agreement; (b) Executive's Base Salary is reduced by more than 25% below Executive's salary in effect at any time during the preceding twelve months, unless the reduction is made as part of, and is generally consistent with, a general reduction of senior executive salaries; (c) Executive's position and/or duties are modified so that Executive's duties are no longer consistent with the position of a senior executive or Executive no longer reports to the Board of Directors; (d) the Company relocates Executive's principal place of work to a location more than seventy-five (75) miles from the location specified in Section 0, without Executive's prior written approval; or (e) the failure of the Board of Directors to allocate the necessary financial and personnel resources to allow Executive to fully execute on, and consummate, the Company's yearly Strategic Plan. The "Strategic Plan" means a document outlining the strategic plan for the Company as adopted by the Board of Directors after consultation with Executive, which Strategic Plan will be documented in final form by May 1 of each year (or by the close of business on October 3, 2005 during the first year of this Agreement).

     7.4 VOLUNTARY RESIGNATION BY EXECUTIVE WITHOUT GOOD REASON Executive may voluntarily resign Executive's position with the Company without Good Reason, at any time on sixty (60) days' advance written notice. In the event of Executive's resignation without Good Reason, Executive will be entitled to receive only the Base Salary then in effect, prorated to the as agreed-upon date of termination, and an amount equal to seventeen percent (17%) of Base Salary (equal to an additional two (2) months of service) then in effect, payable in accordance with the Company's regular payroll cycle or lump sum as determined by the Board of Directors. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

     7.5 Termination Upon A Change of Control

         (a) SEVERANCE PAYMENT If Executive's employment is terminated by the Company within twelve (12) months after a Change of Control (as that term is defined below), other than for Cause (as defined in Section 7.1 above), Executive shall be entitled to receive the Severance Payment described in
Section 7.2 above, provided Executive complies with all the conditions described in Section 7.2 above.


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         (b) 280G If, due to the benefits provided under Section 0(a) above,
Executive is subject to any excise tax due to characterization of any amounts payable under Section 7.5(a) as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the amounts payable under Section 0 will be reduced (to the least extent possible) in order to avoid any "excess parachute payment" under Section 280G(b)(1) of the Code.

         (c) CHANGE OF CONTROL A Change of Control is defined as any one of the following occurrences:

         (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of the Company representing more than 50% of (A) the outstanding shares of Common Stock, or (B) the combined voting power of the Company's then-outstanding securities; or:

         (ii) The sale or disposition of all or substantially all of the Company's assets (or any transaction having similar effect is consummated); or

         (iii) The Company is party to a merger or consolidation that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

         (iv) the dissolution or liquidation of the Company.

8. NO CONFLICT OF INTEREST During the term of Executive's employment with the Company and during any period Executive is receiving payments from the Company pursuant to this Agreement, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the term of Executive's employment with the Company, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or resign employment with the Company. If the Board of Directors believes such a conflict exists during any period in which Executive is receiving payments pursuant to this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or forfeit the remaining severance payments. In addition, Executive agrees not to refer any client or potential client of the Company to competitors of the Company, without obtaining the Company's prior written consent, during the term of Executive's employment and during any period in which Executive is receiving payments from the Company pursuant to this Agreement.

9. PUBLICITY AND PRIVACY Executive acknowledges that from time to time the Company plans to list the names and background of all of its senior executives in materials describing the Company. The Company agrees to obtain Executive's prior written approval of the text describing Executive and his background and will not disclose other information about Executive without his prior written consent, except to the extent required by applicable law, rule or regulation.

10. INDEMNIFICATION The Company shall indemnify Executive to the fullest extent permitted by Nevada law, consistent with the Company's Certificate of Incorporation and By-laws. Without limiting the foregoing, the Company specifically agrees to indemnify and hold Executive harmless from and against any and all claims, losses or damages and expenses (including reasonable attorneys' fees), judgments, fines, settlements and other amounts actually incurred in connection with any proceeding arising by reason of Executive serving the Company with respect to any past acts committed by the Company prior to the signing of this agreement. The scope of


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indemnification provided hereby includes, without limitation, any loss of income or other consequential damages suffered by Executive as a consequence of any claims made by any party or any ensuing claim resolution process. The Company shall advance to Executive any expenses incurred in defending any such proceeding to the maximum extent permitted by law.

11. Confidential Information

     11.1 DEFINITION OF CONFIDENTIAL INFORMATION "Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company, its suppliers and customers, and includes, without limitation, its respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. "Confidential Information" also includes proprietary or confidential information of any third party who may disclose such information to the Company or Executive in the course of the Company's business.

     11.2 NON-DISCLOSURE AND NON-USE OBLIGATIONS Executive will use the Confidential Information solely to perform his duties for the benefit of the Company. Executive will immediately give notice to the Company of any unauthorized use or disclosure of the Confidential Information. Executive agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

     11.3 EXCLUSIONS FROM NON-DISCLOSURE AND NON-USE OBLIGATIONS Executive's obligations under Section 11.2 as noted above with respect to any portion of Confidential Information shall not apply to any information that (a) was in the public domain at or subsequent to the time it was communicated to Executive by the disclosing party through no fault of Executive, (b) was rightfully in Executive's possession free of any obligation of confidence at or subsequent to the time it was communicated to Executive by the disclosing party, (c) was developed by employees or agents of Executive independently of and without reference to any information communicated to Executive by the disclosing party, or (d) is being disclosed by Executive in response to a valid order by a court or other governmental body, or otherwise as required by law, or as necessary to establish the rights of either party under this Agreement.

     11.4 DISCLOSURE OF THIRD PARTY INFORMATION Neither party shall communicate any information to the other in violation of the proprietary rights of any third party.

12. Disclosure and Assignment of Intellectual Property

     12.1 INTELLECTUAL PROPERTY "Intellectual Property" includes any and all new or useful art, discovery, improvement, technical development, or invention, whether or not patentable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artworks, software or other copyrightable or patentable work, that Executive, solely or jointly with others, makes, conceives or reduces to practice within the scope of Executive's work for the Company under this Agreement.

     12.2 DISCLOSURE AND OWNERSHIP OF INTELLECTUAL PROPERTY Executive agrees to promptly disclose every item of Intellectual Property. Executive hereby assigns and agrees to assign to the Company or its designee its entire right, title and interest worldwide in all such Intellectual Property and any associated intellectual property rights.

     12.3 ASSISTANCE Executive agrees to assist the Company in any reasonable manner to obtain and enforce for the Company's benefit patents, copyrights, mask works, and other property rights in any and all countries, and Executive agrees to execute, when requested, patent, copyright or similar applications and assignments to the Company and any other lawful documents deemed necessary by the Company to carry out the purpose of this Agreement. If called upon to render assistance under this paragraph, Executive will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of


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the Company. In the event that the Company is unable for any reason to secure
Executive's signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Intellectual Property (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agents and attorneys-in-fact to act for and in Executive's behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by Executive.

     12.4 EXCEPTION Executive understands, and the Company acknowledges, that Executive's obligation to assign any Intellectual Property must comply with the requirements of Chapter 49.44.140 of the Revised Code of Washington. Pursuant to this Washington statute, Section 11 of this Agreement does not apply to, and Executive does not assign his rights to any Intellectual Property when Executive can prove that: (a) he developed the Intellectual Property entirely on his own time; (b) he did not use the Company's equipment, supplies, facilities, or trade secret information in its development; (c) the Intellectual Property does not relate (i) directly to the business of Company, or (ii) to the actual or demonstrably anticipated research or development of Company; and (d) the Intellectual Property does not result from any work performed by Executive for the Company. This Section will be construed to apply to all Intellectual Property with which Executive is involved from this date forward.

13. NON-SOLICITATION

     13.1 NON-SOLICITATION OF CUSTOMERS OR PROSPECTS Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of Executive's employment with the Company, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company's relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from the Company.

     13.2 NON-SOLICITATION OF THE COMPANY'S EMPLOYEES Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of Executive's employment with the Company, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company's business by soliciting, encouraging or attempting to hire any of the Company's employees or causing others to solicit or encourage any of the Company's employees to discontinue their employment with the Company.

14. INJUNCTIVE RELIEF Executive acknowledges that Executive's breach of the covenants contained in Sections 8-13 (collectively "Covenants") would cause irreparable injury to the Company and agrees that in the event of any such breach, the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

15. AGREEMENT TO ARBITRATE To the fullest extent permitted by law, Executive and the Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for workers' compensation, unemployment insurance benefits, breach of the Company's employee innovations and proprietary rights agreement signed by Executive and the Company's right to obtain injunctive relief pursuant to Section 04 above are excluded. For the purpose of this agreement to arbitrate, references to "Company" include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this Agreement shall apply to them to the extent Executive's claims arise out of or relate to their actions on behalf of the Company.


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     15.1 CONSIDERATION The mutual promise by the Company and Executive to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

     15.2 INITIATION OF ARBITRATION Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. 15.3 Arbitration Procedure The arbitration will be conducted in Seattle, Washington by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association ("AAA"). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Washington, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

     15.4 COSTS OF ARBITRATION The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

16. GENERAL PROVISIONS

     16.1 SUCCESSORS AND ASSIGNS The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement.

     16.2 WAIVER Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

     16.3 ATTORNEYS' FEES Each side will bear its own attorneys' fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys' fees to the prevailing party.

     16.4 SEVERABILITY In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

     16.5 INTERPRETATION; CONSTRUCTION The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

     16.6 GOVERNING LAW This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Washington. Subject to Section 15, each party consents to the jurisdiction and venue of the state or federal courts in King County, Washington, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.


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     16.7 NOTICES Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:
(a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing:

                 If to the Company:       47 Mall Drive
                                          Commack, New York 11725-5717
                                          Attn: Donald J. Hoffmann
                                          Phone: (631) 543-3655
                                          Fax: (631) 543-6944

                 With a copy to:          Greenberg Traurig, LLP
                                          MetLife Building
                                          200 Park Avenue
                                          New York, NY 10166
                                          Attn: Spencer Feldman
                                          Phone: (212) 801-9221
                                          Fax: (212) 801-6400


                 If to Executive:         Mark Benedikt
                                          c/o DLA Piper Rudnick Gray Cary US LLP
                                          701 Fifth Avenue, Suite 7000
                                          Seattle, WA 98104
                                          Attn: Laura Puckett
                                          Phone: (206) 839-4822
                                          Fax: (206) 839-4801

     16.8 SURVIVAL Sections 8 ("No Conflict of Interest"), 11 ("Confidential Information"), 13 ("Non-Solicitation"), 14 ("Injunctive Relief"), 15 ("Agreement to Arbitrate"), 16 ("General Provisions") and 18 ("Entire Agreement") of this Agreement shall survive Executive's employment by Company.

17. TERMINATION OF AGREEMENT This Agreement shall supersede and therefore force the immediate termination in its entirety of the Agreement entitled "Protocall Technologies Incorporated Corporate Director and Technical Advisory Agreement", dated March 28, 2005.

18. ENTIRE AGREEMENT This Agreement, including the employee innovations and proprietary rights assignment agreement signed by Executive incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.





Dated:   July 15, 2005                   /s/ Donald J. Hoffmann
         ------------------------            ---------------------------------
                                             Donald J. Hoffmann
                                             Chief Operating Officer
                                             Protocall Technologies Incorporated





Dated:   July 15, 2005                 By:   /s/ Mark Benedikt
         ------------------------           ------------------------------------
                                                 Mark Benedikt